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                                                                    Exhibit 23.3


                         INDEPENDENT AUDITORS' CONSENT



 The Board of Directors
 Mohawk Industries, Inc.:

  We consent to the incorporation by reference in the registration statement (No. 33-87998) on Form S-8 for the Mohawk Carpet Corporation Retirement Savings Plan of Mohawk Industries, Inc. of our report dated May 22, 2001, relating to the statements of net assets available for plan benefits of the Mohawk Carpet Corporation Retirement Savings Plan as of December 31, 2000 and 1999, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2000 and related supplemental schedule, which report appears in the December 31, 2000 Annual Report on Form 10-K/A Amendment No. 1 of Mohawk Industries, Inc.



                                       /s/ KPMG LLP

   Atlanta, Georgia
   June 28, 2001

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